Exhibit 4.13(e)
DESCRIPTION OF THE JUNE 2027 NOTES

The following is a summary of the material terms of the Notes (defined below) of Sachem Capital Corp. (“we,” “us,” or “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended. This summary is not complete and is qualified in its entirety by reference to the Notes and the Indenture (defined below) previously been filed with the U.S. Securities and Exchange Commission and are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this summary is a part.
The Notes bearing interest at 7.125% per annum and maturing June 30, 2027 (the “Notes”) were issued under the Indenture dated as of June 21, 2019, between us and the U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank, N.A.), as trustee, and a Sixth Supplemental Indenture thereto, dated as of May 11, 2022. We refer to these documents collectively as the “Indenture” and to U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank, N.A.) as the “trustee.” The Notes are governed by the Indenture, as required by federal law for all publicly offered bonds and notes. The trustee acts on behalf of the holders of the Notes. An Indenture is a contract between us and the financial institution acting as trustee on your behalf and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “— Events of Default —  Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us with respect to the Notes.

General

The Notes will mature on June 30, 2027. The principal payable at maturity will be 100% of the aggregate outstanding principal amount. The interest rate of the Notes is 7.125% per year and will be paid every March 30, June 30, September 30, and December 30, beginning September 30, 2022, and the regular record dates for interest payments will be every March 15, June 15, September 15, and December 15. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The initial interest period was the period from and including May 11, 2022, to, but excluding September 30, 2022, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

The Notes were issued, in denominations of $25.00 and integral multiples of $25.00 in excess thereof and are listed on the NYSE American and trade under the symbol “SCCF.” They are not subject to any sinking fund and holders thereof will not have the option to have them repaid prior to the stated maturity date.

Except as described under the captions “Events of Default” and “Merger or Consolidation”, below, the Indenture does protect holders if we issue a large amount of debt or we are acquired by another entity.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after May 11, 2024 upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof. The redemption price shall include (i) 100% of the outstanding principal amount of the Notes called for redemption on the date fixed for redemption plus (ii) all accrued and unpaid interest payments otherwise payable thereon through the date fixed for redemption.

You may be prevented from exchanging or transferring your Notes when they are subject to redemption. In case of a partial redemption, the redemption notice will provide that, upon surrender of the Note as, you will receive, without a charge, a new Note (or Notes) of authorized denominations representing the principal amount of your remaining unredeemed notes. Any exercise of our option to redeem the Notes will be done in accordance with the Indenture.

If we redeem only some of the Notes, the trustee will determine the method for selection of the particular notes to be redeemed, in accordance with the Indenture and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes called for redemption.

Private Rating of the Notes

The Notes have a private credit rating of BBB+ from Egan-Jones Ratings Company. An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is paid for by the issuer and is not a recommendation to buy, sell or hold securities and maybe subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Global Securities

The Notes were issued in book-entry form and represented by a global security that we deposited with and register in the name of The Depository Trust Company, New York, New York, known as DTC, or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, is the sole registered owner and holder of all the Notes, represented by a global security, and investors have been permitted to own only beneficial interests in a global security. For more information about these arrangements, see “— Book-Entry Procedures” below.

Termination of a Global Security

If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Payment and Paying Agents

We pay interest to the person listed in the trustee’s records as the owner of Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Note on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on the Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Book-Entry Procedures.”

Payments on Certificated Securities

In the event the Notes become represented by certificated securities, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date to the holder of the Notes as shown on the trustee’s records as of the close of business on the regular record date at our office in Branford, Connecticut. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the Indenture or a notice to holders against surrender of the Note. Alternatively, at our option, we may pay any cash interest that becomes due on the Notes by mailing a check to the holder at his, her or its address shown on the trustee’s records as of the close of business on the regular record date or by transfer to an account at a bank in the United States, in either case, on the due date.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Events of Default

You will have rights if an Event of Default occurs in respect of the Notes, as described later in this subsection.

The term “Event of Default” in respect of the Notes means any of the following:

• We do not pay the principal (or premium, if any) of any Note when due.
• We do not pay interest on any Note when due, and such default is not cured within 30 days.
• We remain in breach of a covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the Notes, including the Notes, as a single series).
• We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and in the case of certain orders or decrees entered against us under bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

An Event of Default for the Notes does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other Indenture. The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the Notes, including the Notes, as a single series, may declare the entire principal amount of all such notes to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes, including the Notes, as a single series, if (1) we have deposited with the trustee all amounts due and owing with respect to such notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.
Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”). If indemnity is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

• you must give the trustee written notice that an Event of Default has occurred and remains uncured;
• the holders of at least 25% in principal amount of the Notes, including the Notes, as a single series, must make a written request that the trustee take action because of the default and must offer indemnity and/or security to the trustee against the cost and other liabilities of taking that action;
• the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and
• the holders of a majority in principal amount of the Notes, including the Notes, as a single series, must not have given the trustee a direction inconsistent with the above notice during that 60- day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Notes, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the Notes, including the Notes, as a single series, may waive any past defaults other than:

• the payment of principal or interest; or
• in respect of a covenant that cannot be modified or amended without the consent of each holder.

Merger or Consolidation

Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

• Where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the Notes.
• The merger or sale of assets must not cause a default on the Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.
• We must deliver certain certificates and documents to the trustee.

Modification or Waiver

There are three types of changes we can make to the Indenture and the Notes.

Changes Requiring Your Approval

First, there are changes that we cannot make to the Notes without your specific approval. The following is a list of those types of changes:

• change the stated maturity of the principal of or interest on such notes;
• reduce any amounts due on such notes;
• reduce the amount of principal payable upon acceleration of the maturity of a note following a default;
• change the place or currency of payment on a note;
• impair your right to sue for payment;
• reduce the percentage of holders of notes whose consent is needed to modify or amend the Indenture; and
• reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of such Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the Indenture and the Notes would require the following approval:

• if the change affects only the Notes, it must be approved by the holders of a majority in principal amount of such notes; and
• if the change affects more than one series of debt securities issued under the same Indenture, it must be approved by the holders of a majority in principal amount of the series affected by the change, with all affected series voting together as one class for this purpose.

In both cases, the required approval must be given by written consent.

The holders of a majority in principal amount of a series of debt securities issued under an Indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that Indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to the Notes:

The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The Notes will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the Indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Notes or request a waiver.
Defeasance

“Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from the restrictive covenants under the Indenture.
The following defeasance provisions will be applicable to the Notes:

Covenant Defeasance

Under the Indenture, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money or money and government securities set aside in trust to repay your Notes. If we achieve covenant defeasance and your Notes were subordinated as described under “Indenture Provisions — Ranking” below, such subordination would not prevent the trustee from applying the funds available to it from the deposit described in the first bullet to the payment of amounts due in respect of such debt securities for the benefit of the subordinated debtholders. To achieve covenant defeasance, we must do the following:

• Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes either cash or a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on such notes on their various due dates.
• We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit.
• We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.
• Defeasance must not result in a breach or violation of, or result in a default under, the Indenture or any of our other material agreements or instruments.
• No default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

We can legally release ourselves from all payment and other obligations on the Notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:
• Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.
• We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit. Under current U.S. federal tax law, the deposit and our legal release from the Notes would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your Notes and you would recognize gain or loss on the Notes at the time of the deposit.

• We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.
• Defeasance must not result in a breach or violation of, or constitute a default under, of the Indenture or any of our other material agreements or instruments.
• No default or event of default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next ninety (90) days.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If your Notes were subordinated as described later under “— Indenture Provisions — Ranking,” such subordination would not prevent the trustee from applying the funds available to it from the deposit referred to in the first bullet of the preceding paragraph to the payment of amounts due in respect of the Notes for the benefit of the subordinated debtholders.

Asset Coverage Covenant

The Indenture prohibits us from, for the period of time during which the Notes are outstanding, paying any dividends or make distributions in excess of 90% of our taxable income, incurring any indebtedness or purchasing any shares of our capital stock unless we have an “Asset Coverage Ratio” of at least 150% after giving effect to the incurrence of such indebtedness and the application of the net proceeds therefrom or after taking into account the purchase price for such shares, as the case may be. “Asset Coverage Ratio” means the ratio (expressed as a percentage) of the value of our total assets bears to the aggregate amount of our indebtedness (including the aggregate of the involuntary liquidation preference of redeemable preferred stock, if any).

Form, Exchange and Transfer of Certificated Registered Securities

If Notes cease to be issued in book-entry form, they will be issued:

• only in fully registered certificated form;
• without interest coupons; and
• unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.

Holders may exchange their certificated securities for notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering notes in the names of holders transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

The Trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to such notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the Indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Ranking

The Notes will be our direct unsecured obligations and rank:

• Pari passu with, which means equal to, all outstanding and future unsecured unsubordinated indebtedness issued by us, including the notes bearing interest at 6.0% per annum and maturing December 30, 2026, the notes bearing interest at 6.0% per annum and maturing March 30, 2027, and the notes bearing interest at 8.00% per annum and maturing September 30, 2027. They also rank pari passu with our general liabilities, which consist of trade and other payables, including any outstanding dividend payable, interest and debt fees payable, vendor payables and accrued expenses such as auditor fees, legal fees, director fees, etc.

• Senior to any of our future indebtedness that expressly provides it is subordinated to the Notes.

• Effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant a security interest), to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes, and any assets of our subsidiaries will not be directly available to satisfy the claims of our creditors, including holders of the Notes.

• Structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and financing vehicles since the Notes are obligations exclusively of Sachem Capital Corp.

and not of any of our subsidiaries. Structural subordination means that creditors of a parent entity are subordinate to creditors of a subsidiary entity with respect to the subsidiary’s assets.

Book-Entry Procedures

The Notes are represented by global securities that were deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for your Notes.

Beneficial interests in the Notes are represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

The Notes were issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each issuance of Notes, in the aggregate principal amount of such issue, and will be deposited with DTC. Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the Notes will, therefore, be required by DTC to be settled in immediately available funds. We do not have, and neither the trustee nor the paying agent have, any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 1.3 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 131 countries and territories that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all the Notes are redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in each note to be redeemed.

Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Listing
The Notes are currently listed on the NYSE American under the symbol “SCCF.”